Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CH2M HILL Companies, Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-165649) on Form S-8 of CH2M HILL Companies, Ltd. (the Company) of our report dated March 7, 2017, with respect to the consolidated balance sheets of the Company as of December 30, 2016 and December 25, 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 30, 2016, which appears in the December 30, 2016 annual report on Form 10-K of the Company.

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/s/ KPMG LLP KPMG LLP
Denver, Colorado March 7, 2017